Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-291165

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 30, 2025)

Up to $500,000,000

Four Corners Property Trust, Inc.

Common Stock

This prospectus supplement No. 2 (this “prospectus supplement”) is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission on October 30, 2025 (the “ATM Prospectus Supplement”), the accompanying base prospectus, dated October 30, 2025 (the “Base Prospectus”), and the prospectus supplement No. 1, dated May 1, 2026 (“Prospectus Supplement No. 1,” and together with the ATM Prospectus Supplement and the Base Prospectus, the “Original Prospectus Supplement”), relating to the offer and sale of shares of our common stock, par value $0.0001 per share (“our common stock”), having an aggregate gross sales price of up to $500,000,000 pursuant to an equity distribution agreement dated as of October 30, 2025 (as amended by Amendment No. 1, dated May 1, 2026, and as may be further amended from time to time, the “Equity Distribution Agreement”) with each of Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., BTIG, LLC, Evercore Group L.L.C., Goldman Sachs & Co. LLC, Huntington Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Nomura Securities International, Inc. (acting through BTIG, LLC, as its agent), Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, each as sales agent (except in the case of Nomura Securities International, Inc.) and, if applicable, Forward Seller (as defined in the Original Prospectus Supplement) (except in the case of BTIG, LLC) and the Forward Purchasers (as defined in the Original Prospectus Supplement). As of July 31, 2026, no shares of our common stock have been offered and sold under the Equity Distribution Agreement. Accordingly, shares of our common stock having an aggregate gross sales price of up to $500,000,000 may be offered and sold pursuant to the Equity Distribution Agreement. This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement.

On July 31, 2026, we entered into Amendment No. 2 (the “Amendment”) to the Equity Distribution Agreement with each of Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Evercore Group L.L.C., Goldman Sachs & Co. LLC, Huntington Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Nomura Securities International, Inc. (acting through BTIG, LLC, as its agent), Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, each as sales agent (except in the case of Nomura Securities International, Inc.) and, if applicable, Forward Seller (as defined in the Original Prospectus Supplement) (except in the case of BTIG, LLC) (in any such capacity, each a “Manager” and, collectively, the “Managers”), and with each of Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Huntington Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Nomura Global Financial Products, Inc., Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, or one of their respective affiliates, as Forward Purchasers. Pursuant to the Amendment, Citigroup Global Markets Inc. shall become a sales agent and a Forward Seller and Citibank, N.A. shall become a Forward Purchaser. Accordingly, any reference to “Manager,” “Managers,” “Forward Seller,” or “Forward Sellers” in the Original Prospectus Supplement shall hereafter be deemed to include Citigroup Global Markets Inc., as applicable, and any reference to “Forward Purchaser” or “Forward Purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include Citibank, N.A. or its affiliates, as applicable.

Investing in shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page S-2 of the Original Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley	Baird	Barclays	BofA Securities

BTIG	Citigroup	Evercore ISI	Goldman Sachs & Co. LLC

Huntington Capital Markets		J.P. Morgan	Mizuho

Raymond James		Truist Securities	Wells Fargo Securities

The date of this prospectus supplement is July 31, 2026.